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                                                                       EXHIBIT 8

                                                                    June 6, 1997

Trenwick Group Inc.
Metro Center
One Station Place
Stamford, Connecticut 06902

Trenwick Capital Trust I
Metro Center
One Station Place
Stamford, Connecticut 06902

     Re: Trenwick Group Inc.
       Registration Statement on Form S-4
       Filed with the Securities and Exchange
       Commission on June 6, 1997

Dear Ladies and Gentlemen:

     We have acted as special tax counsel to Trenwick Group Inc., a Delaware corporation (the "Company"), and Trenwick Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the transactions contemplated by the Purchase Agreement, dated January 28, 1997 by and among Lehman Brothers Inc., the Company, and the Trust.

     We also have acted as special tax counsel to the Company in connection with the registration by the Company and the Trust under the Securities Act of 1933, as amended (the "Securities Act"), of (i) one hundred ten thousand (110,000) 8.82% Exchange Subordinated Capital Income Securities (Liquidation Amount $1,000 per Exchange Capital Security) of the Trust, (ii) one hundred ten thousand (110,000) 8.82% Exchange Junior Subordinated Deferrable Interest Debentures due February 1, 2037, issued under the Indenture, dated as of January 31, 1997, as amended and supplemented from time to time, between the Company and The Chase Manhattan Bank, as trustee, and (iii) the Exchange Capital Securities Guarantee Agreement to be entered into between the Company, as guarantor, and The Chase Manhattan Bank, as trustee, under the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     In rendering the opinion set forth below, we have examined and are relying upon, without independent investigation, the representations contained in an Officer's Certificate, dated June 6, 1997.

     Based upon the foregoing, we are of the opinion that the discussion set forth in the Registration Statement under the caption "Certain Federal Income Tax Consequences" is, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities under current law, subject to the qualifications set forth in the Registration Statement to the effect that it does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities. We assume no obligation to update our opinion.

     No other opinions are expressed as to any tax consequences under United States federal, state or local or other law relating to, or affecting, the Company, the Trust, any shareholder of the Company or any holder of Trust Securities, as a result of the activities of the Company or the Trust.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm as set forth under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

                                          Very truly yours,
                                          /s/ BAKER AND MCKENZIE